PROSPECTUS	Pricing Supplement No. 3657
Dated August 31, 2001	Dated September 20, 2001
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	Nos. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: September 20, 2001

Settlement Date (Original Issue Date): September 24, 2001

Maturity Date: September 19, 2002

Principal Amount (in Specified Currency): USD 660,000,000

Price to Public (Issue Price): 100.0307%

Agent's Discount or Commission: 0.020%

Net Proceeds to Issuer (in Specified Currency): USD 660,346,308

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month USD LIBOR minus 0.05%

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate Notes)
Page 2
Pricing Supplement No. 3657
Dated September 20, 2001
Rule 424(b)(3)-Registration Statement
Nos.333-40880 and 333-66560

Interest Payment Period: Monthly

Interest Payment Dates: On the 19th day of each month, commencing October 19, 2001 (plus accrued interest from September 20, 2001).

Initial Interest Rate: To be determined one London Business Day prior to the Original Issue Date based on the one month USD LIBOR minus 0.05%

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

CUSIP No: 36962GWR1

ISIN No. US36962GWR19

Common Code: 013624208

Repayment, Redemption and Acceleration:

Optional Repayment Date: N/A

Annual redemption Percentage Reduction: N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated September 7, 2000.

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Companys issue of USD 2,000,000,000 Floating Rate Notes due September 19, 2002, described in the Companys Pricing Supplement number 3656 dated September 17, 2001.

Original Issue Discount

Amount of OID: N/A

Interest Accrual Date: N/A

Yield to Maturity: N/A

Initial Accrual Period OID: N/A

(Floating Rate Notes)
Page 3
Pricing Supplement No. 3657
Dated September 20, 2001
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Indexed Notes:

Currency Base Rate: N/A

Additional Information:

General.

At June 30, 2001, the Company had outstanding indebtedness totaling $197.988 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2001 excluding subordinated notes payable after one year was equal to $197.290 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

			Year Ended December 31,		Six Months Ended June 30, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

(Floating Rate Notes)
Page 4
Pricing Supplement No. 3657
Dated September 20, 2001
Rule 424(b)(3)-Registration Statement
Nos. 333-40880 and 333-66560

Plan of Distribution:

Goldman, Sachs & Co. is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.020% of the principal amount of the Notes